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                                                                    EXHIBIT 99.1

PAUL DONOVAN JOINS SYNTEL BOARD OF DIRECTORS

TROY, Mich. - March 17, 2006 - Syntel, Inc. today announced that Paul Donovan, former Executive Vice President and CIO of ING Americas, has joined the Company's Board of Directors.

"Paul will be a tremendous asset to our Board of Directors. His deep business and technology expertise, combined with his dual perspective from both the client and service provider sides, will bring a lot of value as we continue with our investments and growth," said Bharat Desai, Syntel's Chairman and CEO. "We are all looking forward to working closely with him."

"Syntel has a strong model and business plan with a solid reputation among Global 2000 companies," said Donovan. "It is a fascinating time for this industry and the Company is in a dynamic growth phase. I am looking forward to being a part of it and making a contribution to the Company's future success."

Mr. Donovan is a senior executive with more than 30 years of experience in global information technology, corporate strategy and management, customer service, and professional services. A leader in business improvement through information technology, he has a strong track record as a change agent.

Mr. Donovan most recently served as Executive Vice President and CIO for ING Americas where he merged technology and infrastructures of several companies into one large financial services company. Prior to that, he held several CIO and executive positions at Fidelity Investments and led a consulting practice at Coopers and Lybrand. Early in his career, he was founder and principal for a software and services company, Advanced Information Management Inc.

Mr. Donovan has delivered addresses at several technology and financial services forums and led seminars at the undergraduate and graduate level. He received the Insurance and Technology Elite 2002 award and was recognized by the CIO Forum as one of the top Financial Services IT Executives, 2001-2003.

He holds a Bachelor's in Business Administration from University of Massachusetts and is a former U.S. Army officer.

ABOUT SYNTEL

Syntel (NASDAQ: SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company's vertical practices support the

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entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine's "Best 200 Small Companies in America," Syntel has 6,093 employees worldwide, is assessed at Level 5 of the SEI's CMMI, BS 7799-2:2002 as well as ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.

SAFE HARBOR PROVISION

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company's Annual Form 10-K document dated March 14, 2006. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company's concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.